For Information Contact:
Kelley Maggs, Sr. Vice President & General Counsel
Pinnacle Foods Group Inc.
(973) 541-6640

FOR IMMEDIATE RELEASE

PINNACLE FOODS GROUP INC. ANNOUNCES EXCLUSIVITY AGREEMENT REGARDING POTENTIAL ACQUISITION

MOUNTAIN LAKES, NJ, February 3, 2006 -- Pinnacle Foods Group Inc. ("PFGI") today announced that its wholly-owned subsidiary Pinnacle Foods Corporation (together with PFGI, "Pinnacle") has entered into an exclusivity agreement that allows Pinnacle to conduct due diligence and negotiate definitive agreements regarding the purchase of certain assets and the assumption of certain liabilities relating to a national branded food business in the dry food category (the "Target Business"). Pinnacle intends to fund the purchase price through the issuance of additional equity to Pinnacle's current equityholders and by increasing the term "B" loan under Pinnacle's senior credit facility by $143 million. To facilitate completion of the acquisition of the Target Business, Pinnacle is also seeking an amendment of its senior credit agreement.

During Pinnacle's due diligence review of the Target Business, Pinnacle has been provided with unaudited financial information regarding the Target Business for the fiscal year ended December 31, 2005, which shows that the unaudited net sales of the Target Business for this period were approximately between $220 million and $230 million. In addition, based on such unaudited financial information, Pinnacle estimates that the acquisition of the Target Business will be accretive to Pinnacle's total debt leverage ratio and will be neutral to Pinnacle's interest coverage ratio. The financial information regarding the Target Business referenced above is unaudited and has not been verified by Pinnacle. As a result, there is no assurance that any audited financial information regarding the Target Business will be consistent with the unaudited financial information referenced above, and such unaudited financial information and the resultant financial ratios derived therefrom should not be relied upon.

To date, the parties have not entered into a definitive asset purchase agreement and there can be no assurance that the parties' negotiations will result in the parties entering into a definitive asset purchase agreement on terms described above or at all. Even if the parties should enter into a definitive asset purchase agreement, there can be no assurance that the transaction will be consummated.

Pinnacle is a leading producer, marketer and distributor of high-quality branded food products in the frozen foods and dry foods segments. The frozen foods segment consists primarily of Swanson® and Hungry Man® frozen dinners and entrees; Van de Kamp's® and Mrs. Paul's® frozen seafood; Aunt Jemima® frozen breakfasts and Lender's® bagels. The dry foods segment consists primarily of Vlasic® pickles, peppers and relish; Duncan Hines® baking mixes and frostings and Mrs. Butterworth's® and Log Cabin® syrups and pancake mixes.

The securities to be issued in connection with the equity issuance described above have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release is not an offer to sell these securities nor is it soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

From time to time, Pinnacle may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." The words "estimates," expects," contemplates," "anticipates," "projects," "plans," "intends," "believes," "forecasts," "may," "should," and variations of such words or similar expressions are intended to identify forward-looking statements. These statements are made based on management's current expectations and beliefs concerning future events and various assumptions and are not guarantees of future performance. Pinnacle cautions readers that actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, industry trends, changes in our leverage, interest rate changes, changes in our ownership structure, competition, the loss of any of our major customers or suppliers, changes in demand for our products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs, availability of qualified personnel, and changes in the cost of compliance with laws and regulations, including environmental laws and regulations. There may be other factors that may cause our actual results to differ materially from the forward-looking statements.